Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Federated U.S. Government Bond Fund:

In planning and performing our audit of the financial st atements of Federated U.S.
Government Bond Fund (the "Fund") as of and for the year
 ended August 31, 2008, in
accordance with the standards of the Public Company Acco unting Oversight Board
(United States), we considered the Fund's internal contro l over financial reporting, including control activities for safeguarding securities, as a basis for designing our
auditing procedures for the purpose of expressing our opi nion on the financial statements and to comply with the requirements of Form N-SAR, but no t for the purpose of expressing an opinion on the effectiveness of the Fund's i nternal control over financial reporting. Accordingly, we express no such opinion.
The management of the Fund is responsible for establishing
 and maintaining effective
internal control over financial reporting. In fulfilling t his responsibility, estimates and judgments by management are required to assess the expecte d benefits and related costs of controls. A Fund's internal control over financial repo rting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that,
in reasonable detail, accurately and fairly reflect the tr ansactions and dispositions of the assets of the Fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally
accepted accounting principles, and that receipts and expe nditures of the Fund are being made only in accordance with authorizations of management and directors of the Fund;
and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Fund's a ssets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over
 financial reporting may not
prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may b ecome inadequate because of changes in conditions, or that the degree of compliance wi th the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or emplo yees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.
A material weakness is a deficiency, or a combination of d eficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis

Our consideration of the Fund's internal control over fina ncial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significan t deficiencies or material weaknesses under standards established by the Public Comp any Accounting Oversight
Board (United States). However, we noted no deficiencies i n the Fund's internal control over financial reporting and its operation, including cont rols for safeguarding securities that we consider to be a material weakness as defined abov e as of August 31, 2008.

This report is intended solely for the information and use
 of management and the Board
of Trustees of the Fund and the Securities and Exchange Co mmission and is not intended to be and should not be used by anyone other than these s pecified parties.



Ernst & Young LLP

Boston, Massachusetts
October 16, 2008